Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Trigger Phoenix Autocallable Optimization Securities linked to the shares of Market Vectors® Gold Miners ETF due August 8, 2014	$ 110,000.00	$ 15.00

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

FINAL TERMS SUPPLEMENT (To Prospectus dated January 11, 2012, Product Supplement dated August 29, 2012 and Prospectus Supplement dated August 29, 2012)

Final Terms Supplement

UBS AG Trigger Phoenix Autocallable Optimization Securities

UBS AG $110,000.00 Securities Linked to the shares of Market Vectors® Gold Miners ETF due on August 8, 2014

Final Terms
Issuer	UBS AG, London Branch
Principal Amount	$10.00 per security. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment) and integral multiples of $10.00 in excess thereof.
Term	Approximately 12 months, unless called earlier.
Underlying Equity	The shares of Market Vectors® Gold Miners ETF
Contingent Coupon

If the closing price of the underlying equity is equal to or greater than the coupon barrier on any observation date, UBS will pay you the contingent coupon applicable to such observation date.

If the closing price of the underlying equity is less than the coupon barrier on any observation date, the contingent coupon applicable to such observation date will not be payable and UBS will not make any payment to you on the relevant coupon payment date.

The contingent coupon will be a fixed amount based upon equal monthly installments at the per annum contingent coupon rate. Contingent coupon payments are not guaranteed and UBS will not pay you the contingent coupon for any observation date on which the closing price of the underlying equity is less than the coupon barrier. The table below reflects the contingent coupon rate of 17.70% per annum. Amounts in the table below may have been rounded for ease of analysis.

Observation Date*	Contingent Coupon (per security)
03-Sep-2013	$0.1475
01-Oct-2013	$0.1475
01-Nov-2013	$0.1475
02-Dec-2013	$0.1475
02-Jan-2014	$0.1475
03-Feb-2014	$0.1475
03-Mar-2014	$0.1475
01-Apr-2014	$0.1475
01-May-2014	$0.1475
02-Jun-2014	$0.1475
01-Jul-2014	$0.1475
01-Aug-2014	$0.1475
*Observation dates are subject to the market disruption event provisions set forth in the TPAOS product supplement.
Contingent Coupon Rate	17.70% per annum (or approximately 1.475% per outstanding month).
Automatic Call Feature

The Securities will be called automatically if the closing price of the underlying equity on any observation date is equal to or greater than the initial price. If the Securities are called on any observation date, UBS will pay you on the corresponding coupon payment date a cash payment per Security equal to your principal amount plus the contingent coupon otherwise due on such date pursuant to the contingent coupon feature. No further amounts will be owed to you under the Securities.

Payment at Maturity (per Security)

If the Securities are not called and the final price is equal to or greater than the trigger price and coupon barrier, UBS will pay you a cash payment per Security on the maturity date equal to your principal plus the contingent coupon otherwise due on the maturity date.

If the Securities are not called and the final price is less than the trigger price, UBS will pay you a cash payment on the maturity date of significantly less than the principal amount, if anything, resulting in a loss of principal that is proportionate to the decline of the underlying equity, for an amount equal to $10 + ($10 x underlying return).

Underlying Return	Final Price – Initial Price Initial Price
Closing Price

On any trading day, the last reported sale price (or, in the case of NASDAQ, the official closing price) of the underlying equity during the principal trading session on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.

Initial Price

$26.10, which is the closing price of the underlying equity on the trade date. The initial price is subject to adjustments in the case of certain corporate events, as described in the TPAOS product supplement.

Trigger Price/Coupon Barrier

$19.57, which is 75.00% of the initial price of the underlying equity. The trigger price and coupon barrier are subject to adjustments in the case of certain corporate events, as described in the TPAOS product supplement.

Final Price	The closing price of the underlying equity on the final valuation date.
Trade Date	August 1, 2013
Settlement Date	August 6, 2013
Final Valuation Date	August 1, 2014 (subject to postponement in the event of a market disruption event, as described in the TPAOS product supplement)
Maturity Date	August 8, 2014 (subject to postponement in the event of a market disruption event, as described in the TPAOS product supplement)
Coupon Payment Dates	Five business days following each observation date, except the coupon payment date for the final valuation date will be the maturity date.
CUSIP	90271Q725
ISIN	US90271Q7253
Valoren	22044225
Tax Treatment

There is no tax authority that specifically addresses the tax treatment of the Securities. UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid derivative contract with respect to the underlying equity and to treat any contingent coupon received by you (including on maturity or upon automatic call) as ordinary income in accordance with your regular method of accounting. Under this characterization you should generally recognize capital gain or loss upon the sale, automatic call, redemption or maturity of your Securities in an amount equal to the amount you receive at such time (other than with respect to any contingent coupon) and the amount that you paid for your Securities. However, it is possible that the Internal Revenue Service could assert that your Securities should be treated as a “constructive ownership transaction” which would be subject to the constructive ownership rules of Section 1260 of the Internal Revenue Code of 1986, as amended. If your Securities were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, automatic call, redemption or maturity of your Securities would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased an actual interest in the shares of the exchange traded fund on the date that you purchased your Securities and sold such interest in the exchange traded fund on the date of the sale or maturity of the Securities. For greater detail and possible alternative tax treatments please see the section entitled “What Are the Tax Consequences of the Securities?” on page 11 of the prospectus supplement and the section entitled “Supplemental U.S. Tax Considerations” beginning on page PS-47 of the Trigger Phoenix Autocallable Optimization Securities product supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 3, UNDER "KEY RISKS" BEGINNING ON PAGE 5 OF THE PROSPECTUS SUPPLEMENT AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE PS-15 OF THE TPAOS PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this final terms supplement, or the previously delivered prospectus supplement, the Trigger Phoenix Autocallable Optimization Securities (“TPAOS”) product supplement and the prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

See "Additional Information about UBS and the Securities" on page 3. The Securities we are offering will have the terms set forth in the Prospectus Supplement dated August 29, 2012 relating to the Securities, the Trigger Phoenix Autocallable Optimization Securities product supplement, the accompanying prospectus and this final terms supplement.

Offering of Securities	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security

Market Vectors® Gold Miners ETF	$110,000.00	$10.0000	$1,375.00	$0.1250	$108,625.00	$9.8750

UBS Financial Services Inc.

UBS Investment Bank

Final Terms Supplement dated August 1, 2013

Additional Information About UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement and a prospectus supplement for the Securities) with the Securities and Exchange Commission, or SEC, for the offering for which this final terms supplement relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

•	Prospectus supplement dated August 29, 2012
http://www.sec.gov/Archives/edgar/data/1114446/000119312512373565/d403021d424b2.htm
•	TPAOS product supplement dated August 29, 2012
http://www.sec.gov/Archives/edgar/data/1114446/000119312512373450/d403005d424b2.htm
•	Prospectus dated January 11, 2012:
http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Trigger Phoenix Autocallable Optimization Securities” or the “Securities” refer to the Securities that are offered hereby. Also, references to the “prospectus supplement” mean the UBS prospectus supplement, dated August 29, 2012, references to "TPAOS product supplement" mean the UBS product supplement, dated August 29, 2012, relating to the Securities generally, and references to the “accompanying prospectus” mean the UBS prospectus titled "Debt Securities and Warrants", dated January 11, 2012.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here and are comparable to the corresponding risks discussed in the "Key Risks" section of the prospectus supplement, but we urge you to read the more detailed explanation of risks relating to the Securities generally in ‘‘Risk Factors’’ section of the TPAOS product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

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Risk of loss at maturity - The Securities differ from ordinary debt securities in that UBS will not necessarily pay the full principal amount of the Securities at maturity. If the Securities are not called, UBS will repay you the principal amount of your Securities in cash only if the final price of the underlying equity is greater than or equal to the trigger price and will only make such payment at maturity. If the Securities are not called and the final price is less than the trigger price, you will be fully exposed to the negative underlying return and lose some or all of your initial investment in an amount proportionate to the decline in the price of the underlying equity.

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The contingent repayment of your principal applies only at maturity - You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the underlying equity price is above the trigger price.

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You may not receive any contingent coupons - UBS will not necessarily make periodic coupon payments on the Securities. If the closing price of the underlying equity on an observation date is less than the coupon barrier, UBS will not pay you the contingent coupon applicable to such observation date. If the closing price of the underlying equity is less than the coupon barrier on each of the observation dates, UBS will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Securities. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Securities.

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Your potential return on the Securities is limited and you will not participate in any appreciation of the underlying equity - The return potential of the Securities is limited to the contingent coupon rate, regardless of the appreciation of the underlying equity. In addition, the total return on the Securities will vary based on the number of observation dates on which the requirements of the contingent coupon have been met prior to maturity or an automatic call. Further, if the Securities are called due to the automatic call feature, you will not receive any contingent coupons or any other payment in respect of any observation dates after the applicable call settlement date. Since the Securities could be called as early as the first observation date, the total return on the Securities could be minimal. If the Securities are not called, you will not participate in any appreciation in the price of the underlying equity even though you will be subject to the underlying equity’s risk of decline. As a result, the return on an investment in the Securities could be less than the return on a direct investment in the underlying equity.

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Higher contingent coupon rates are generally associated with a greater risk of loss - Greater expected volatility with respect to the underlying equity reflects a higher expectation as of the trade date that the price of such underlying equity could close below its trigger price on the final valuation date of the Securities. This greater expected risk will generally be reflected in a higher contingent coupon rate for that Security. However, an underlying equity’s volatility can change significantly over the term of the Securities and the price of the underlying equity for your Securities could fall sharply, which could result in a significant loss of principal.

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Reinvestment risk - The Securities will be called automatically if the closing price of the underlying equity is equal to or greater than the initial price on any observation date. In the event that the Securities are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you will incur transaction costs and the original issue price for such an investment is likely to include certain built-in costs such as dealer discounts and hedging costs.

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Credit risk of UBS - The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

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Market risk - The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity and (i) in the case of common stock or American depositary shares, its issuer ("underlying equity issuer") or (ii) in the case of an exchange traded fund, the securities, futures contracts or physical commodities constituting the assets of that underlying equity. These factors include price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Securities, should make your own investigation into the underlying equity issuer and the underlying equity for your Securities. We urge you to review financial and other information filed periodically by the underlying equity issuer with the SEC.

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Owning the Securities is not the same as owning the underlying equity - The return on your Securities may not reflect the return you would realize if you actually owned the underlying equity. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying equity over the term of your Securities. Furthermore, the underlying equity may appreciate substantially during the term of your Securities and you will not participate in such appreciation.

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No assurance that the investment view implicit in the Securities will be successful - It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. The price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer of the underlying equity. You should be willing to accept the risks of owning equities in general and the underlying equity in particular, and the risk of losing some or all of your initial investment.

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There is no affiliation between the underlying equity issuer, or for Securities linked to exchange traded funds, the issuers of the constituent stocks comprising the underlying equity (the "underlying equity constituent stock issuers"), and UBS, and UBS is not responsible for any disclosure by such issuer(s) - We are not affiliated with the underlying equity issuer or, if applicable, any underlying equity constituent stock issuers. However, we and our affiliates may currently or from time to time in the future engage in business with such issuer(s). Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about such issuer(s). You, as an investor in the Securities, should make your own investigation into the underlying equity issuer or, if applicable, each underlying equity constituent stock issuer. Neither the underlying equity issuer nor any underlying equity constituent stock issuer is involved in the Securities offered hereby in any way and has no obligation of any sort with respect to your Securities. Such issuer(s) have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

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The calculation agent can make adjustments that affect the payment to you at maturity- For certain corporate events affecting the underlying equity, the calculation agent may make adjustments to the initial price, the coupon barrier and the trigger price of the underlying equity. However, the calculation agent will not make an adjustment in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the TPAOS product supplement as necessary to achieve an equitable result. In the case of common stock or American depositary shares, following certain corporate events relating to the issuer of the underlying equity where the issuer is not the surviving entity, the amount of cash you receive at maturity may be based on the common stock or American depositary share of a successor to the underlying equity issuer in combination with any cash or any other assets distributed to holders of the underlying equity in such corporate event. Additionally, if the issuer of the underlying equity becomes subject to (i) a reorganization event whereby the underlying equity is exchanged solely for cash or (ii) a merger or combination with UBS or any of its affiliates, the amount you receive at maturity may be based on the common stock or American depositary shares issued by another company. In the case of an exchange traded fund, following a delisting or discontinuance of the underlying equity, the amount you receive at maturity may be based on a share of another exchange traded fund. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Securities. For more information, see the section “General Terms of the Securities — Antidilution Adjustments” beginning on page PS-34 of the TPAOS product supplement. Regardless of any of the events discussed above, any payment on the Securities is subject to the creditworthiness of UBS.

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The value of the underlying equity may not completely track the value of the securities, futures contracts or physical commodities in which such exchange traded fund invests – Although the trading characteristics and valuations of the underlying equity will usually mirror the characteristics and valuations of the securities, futures contracts or physical commodities in which such exchange traded fund invests, its value may not completely track the value of such securities, futures contracts or physical commodities. The value of the underlying equity will reflect transaction costs and fees that the securities, futures contracts or physical commodities in which that exchange traded fund invests do not have. In addition, although the underlying equity may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for such underlying equity or that there will be liquidity in the trading market.

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Fluctuation of NAV – The net asset value (the "NAV") of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities, futures contracts or physical commodities holdings. The market prices of the underlying equity may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of the underlying equity may differ from its NAV per share; the underlying equity may trade at, above or below its NAV per share.

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Failure of the underlying equity to track the level of the underlying index – While the underlying equity is designed and intended to track the level of a specific index (an "underlying index"), various factors, including fees and other transaction costs, will prevent the underlying equity from correlating exactly with changes in the level of such underlying index. Accordingly, the performance of the underlying equity will not be equal to the performance of its underlying index during the term of the Securities.

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There may be little or no secondary market for the Securities - No offering of the Securities will be listed or displayed on any securities exchange or any electronic communications network. A secondary trading market for the Securities may not develop. UBS Securities LLC and other affiliates of UBS may make a market in the Securities, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Securities prior to maturity could be dependant on the price offered by UBS and may be at a substantial discount from the issue price to public and to its intrinsic economic value; and as a result, you may suffer substantial losses.

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Price of Securities prior to maturity - The market price of your Securities will be influenced by many unpredictable and interrelated factors, including the market price of, the expected price volatility of and the dividend rate on the underlying equity, as well as the time remaining to the maturity of your Securities, interest rates, geopolitical conditions, economic, financial and political, regulatory or judicial events.

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Impact of fees on the secondary market price of Securities - Generally, the market price of the Securities immediately after issuance is expected to be lower than the issue price to public of the Securities, since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.

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Potential UBS impact on the market price of the underlying equity - Trading or transactions by UBS or its affiliates in the underlying equity and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity may adversely affect the market price of the underlying equity and, therefore, the market value of your Securities.

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Potential conflict of interest - UBS and its affiliates may engage in business with the issuer of the underlying equity, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine whether the final price is below the trigger price and accordingly the payment at maturity on your Securities. The calculation agent may also postpone the determination of the final price and the maturity date if a market disruption event occurs and is continuing on the final valuation date and may make adjustments to the initial price, the trigger price, the coupon barrier and the underlying equity itself for certain corporate events affecting the underlying equity. For more information, see the section “General Terms of the Securities — Antidilution Adjustments” beginning on page PS-34 of the TPAOS product supplement.

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Potentially inconsistent research, opinions or recommendations by UBS - UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying equity to which the Securities are linked.

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Dealer incentives - UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation of 1.25% per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities.

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Uncertain tax treatment - Significant aspects of the tax treatment of the Securities are uncertain. You should read carefully the sections entitled "What are the Tax Consequences of the Securities" in the prospectus supplement and “Supplemental U.S. Tax Considerations” beginning on page PS-47 of the TPAOS product supplement and consult your tax advisor about your tax situation.

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The underlying equity does not measure the performance of gold bullion - The underlying equity measures the performance of shares of gold and silver mining companies and not gold bullion. Therefore the underlying equity may under- or over-perform gold bullion over the short-term or the long-term.

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There are risks associated with investments concentrated in the gold and silver mining industry - The stocks comprising the underlying equity are stocks of companies primarily engaged in the mining of gold or silver. The shares of the underlying equity may be subject to increased price volatility as they are linked to a single industry, market or sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector. Because the underlying equity primarily invests in stocks and ADRs of companies that are involved in the gold mining industry, and to a lesser extent the silver mining industry, the shares of the underlying equity are subject to certain risks associated with such companies. Gold mining companies are highly dependent on the price of gold and subject to competition pressures that may have a significant effect on their financial condition. Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market. Silver mining companies are highly dependent on the price of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries.

Information about the Underlying Equity

All disclosures regarding the underlying equity are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity. You should make your own investigation into the underlying equity.

The underlying equity will be registered under the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the underlying equity with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the issuer of the underlying equity under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Market Vectors® Gold Miners ETF

We have derived all information contained herein regarding the Market Vectors® Gold Miners ETF (the "GDX Fund") from publicly available information. Such information reflects the policies of, and is subject to change by the Market Vectors ETF Trust (the "Trust"), Van Eck Securities Corporation, and Van Eck Associates Corporation ("Van Eck"). UBS has not undertaken an independent review or due diligence of any publicly available information regarding the GDX Fund.

The GDX Fund is an investment portfolio maintained and managed by the Trust and advised by Van Eck. The Trust is a registered open-end investment company that consists of numerous separate investment portfolios, including the GDX Fund. The GDX Fund seeks to replicate the performance of the NYSE Arca Gold Miners Index (the "Index") by investing in a portfolio of securities that generally replicates the Index. The Index, calculated by NYSE Arca, is a modified market capitalization-weighted index consisting of common stocks and American depository receipts ("ADRs") of publicly traded companies involved primarily in mining for gold. The Index includes common stocks and ADRs of selected companies with market capitalizations greater than $100 million that have an average daily volume of at least 50,000 shares over the past six months. The GDX Fund is passively managed and may not hold each Index component in the same weighting as the Index. The GDX Fund is classified as a "non-diversified" investment company under the Investment Company Act of 1940.

As of March 31, 2013, the net expense ratio of the GDX Fund is expected to accrue at an annual rate of 0.52% of the GDX Fund's daily net asset value. Expenses of the GDX Fund reduce the net value of the assets held by the GDX Fund and, therefore, reduce value of the shares of the GDX Fund.

As of March 31, 2013, the GDX Fund's five largest company holdings include: Barrick Gold Corporation (11.51%), Goldcorp Inc. (10.74%), Newmont Mining Corporation (8.16%), Yamana Gold Inc. (5.26%) and Silver Wheaton Corp. (4.98%).

In making your investment decision you should review the prospectus related to the GDX Fund, dated May 1, 2012, filed by the Trust ("the GDX Fund Prospectus") available at:

http://www.sec.gov/Archives/edgar/data/1137360/000093041312002632/c69431_485bpos.htm

In addition, the GDX Fund Prospectus is available on GDX Fund's website as indicated below. In making your investment decision you should pay particular attention to the sections of the GDX Fund Prospectus entitled "Principal Risks of Investing in the Fund" and "Additional Information About the Funds' Investment Strategies and Risks." UBS has not undertaken an independent review or due diligence of any publicly available information regarding the GDX Fund Prospectus.

Information filed by the Trust with the SEC under the Securities Act of 1933, the Investment Company Act of 1940 and where applicable, the Securities Exchange Act of 1934 can be found by reference to its SEC file number: 333-123257 and 811-10325. The GDX Fund's website is http://www.vaneck.com/funds/GDX.aspx. Shares of the GDX Fund are listed on the NYSE Arca under ticker symbol "GDX."

Information from outside sources is not incorporated by reference in, and should not be considered part of, this final terms supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for GDX Fund's shares, based on daily closing prices on the primary exchange for GDX Fund. We obtained the closing prices below from Bloomberg Professional service (“Bloomberg”), without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. GDX Fund's closing price on August 1, 2013 was $26.10. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close

10/01/2008	12/31/2008	$33.88	$16.37	$33.88

01/02/2009	03/31/2009	$38.57	$28.20	$36.88

04/01/2009	06/30/2009	$44.55	$30.95	$37.76

07/01/2009	09/30/2009	$48.00	$35.14	$45.29

10/01/2009	12/31/2009	$54.78	$41.87	$46.21

01/04/2010	03/31/2010	$50.17	$40.22	$44.41

04/01/2010	06/30/2010	$54.07	$46.36	$51.96

07/01/2010	09/30/2010	$56.66	$47.09	$55.93

10/01/2010	12/31/2010	$63.80	$54.28	$61.47

01/03/2011	03/31/2011	$60.79	$53.12	$60.06

04/01/2011	06/30/2011	$63.95	$51.80	$54.59

07/01/2011	09/30/2011	$66.69	$53.75	$55.19

10/03/2011	12/30/2011	$63.32	$50.07	$51.43

01/03/2012	03/30/2012	$57.47	$48.75	$49.57

04/02/2012	06/29/2012	$50.37	$39.34	$44.77

07/02/2012	09/28/2012	$54.81	$40.70	$53.71

10/01/2012	12/31/2012	$54.25	$44.85	$46.39

01/02/2013	03/28/2013	$47.09	$35.91	$37.85

04/01/2013	06/28/2013	$37.45	$22.22	$24.41

07/01/2013*	07/31/2013*	$28.35	$22.90	$26.96

* As of the date of this final terms supplement available information for the third calendar quarter of 2013 includes data for the period from July 1, 2013 through July 31, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2013.

The graph below illustrates the performance of GDX Fund's shares for the period indicated, based on information from Bloomberg. The solid line represents the trigger price and coupon barrier of $19.57, which is equal to 75.00% of the closing price on August 1, 2013. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Supplemental Plan of Distribution (Conflicts of Interest)

We have agreed to sell to UBS Financial Services Inc. and certain of its affiliates, together the "Agents," and the Agents have agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this final terms supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Securities.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities; and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest - Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a "conflict of interest" in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.